March 6, 2001

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated March 6, 2001 of United Artists Theatre Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP

cc:  Mr. David J. Giesler

      Chief Financial Officer

      United Artists Theatre Company